Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

WELLMAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-1671740

(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

595 Shrewsbury Avenue
Shrewsbury, New Jersey 07702

(Address of registrant’s principal executive offices)

Wellman, Inc. Restricted Stock Plan

(Full title of the plan)

Keith R. Phillips
Vice President and Chief Financial Officer
Wellman, Inc.
595 Shrewsbury Avenue
Shrewsbury, New Jersey 07702
(732) 212-3300

(Name and address of agent for service)

with a copy to:

D. Roger Glenn, Esq.
Edwards & Angell, LLP
750 Lexington Avenue
New York, New York 10022
(212) 756-0299

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum
Title of each Class of	to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(1)	Per Unit (2)	Offering Price (2)	Registration Fee
Common Stock, $.001 par value (3)	1,000,000	$7.84	$7,840,000	$993.33

(1)	Represents 1,000,000 shares under the Wellman, Inc. Restricted Stock Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of additional shares as may become issuable under the Wellman, Inc. Restricted Stock Plan in connection with share splits, share dividends or similar transactions.

(2)	These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The registration fee has been calculated in accordance with Rule 457(h) based upon the average of the high and low prices for shares of the Registrant on the New York Stock Exchange on June 25, 2004.

(3)	Includes rights which automatically trade with the common stock.

INTRODUCTION

     This Registration Statement on Form S-8 is filed by Wellman, Inc., a Delaware corporation (the “Company” or “Registrant”), relating to 1,000,000 shares of its common stock, $.001 par value per share (the “Common Stock”), issuable to eligible persons under the Wellman, Inc. Restricted Stock Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

     Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which the Registrant has filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated in this Registration Statement by reference:

(1)	The Registrant’s Annual Report on Form 10-K filed with the Commission on March 15, 2004, for the fiscal year ended December 31, 2003;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 filed with the Commission on May 10, 2004;

(3)	The description of the Registrant’s Common Stock incorporated by reference in the Registrant’s registration statement on Form 8-A, as amended, filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description; and

(4)	The description of the Registrant’s Rights to Purchase Common Stock incorporated by reference in the Registrant’s registration statement on Form 8-A, as amended, filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     All documents filed with the Commission by the Registrant pursuant to Sections 13, 14 or 15 (d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and made a part hereof from the date of filing of such documents (but excluding information furnished in filings made under Items 9 or 12 of Form 8-K or any successor items thereto).

     Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Officers and directors of the Company are covered by certain provisions of the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of the Company, which serve to limit, and, in certain instances, to indemnify them against, liabilities which they may incur in such capacities.

     Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees and agents if the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation.

     The Company’s Certificate of Incorporation limits the liability of a director to the fullest extent permitted by the Delaware General Corporation Law and specifically provides that a director of the Company will not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by a director, except for liability, (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, and (iv) for any transaction from which the director derived an improper personal benefit.

     The Company’s bylaws provide for the indemnification of directors and officers (as well as certain other persons) to the fullest extent authorized by the Delaware General Corporation Law, against all expenses, liability and loss reasonably incurred or suffered by such person; provided, however, that the Company will indemnify such person in connection with any action, suit or proceeding only if such action, suit or proceeding was authorized by the Company’s Board of Directors. Such indemnification right is a contract right and includes the right to be paid by the Company such expenses incurred in defending any such proceeding in advance of its final disposition. The By-laws provide that if the Company does not pay a claim in full within ninety days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. The Company has as its defense against such claims, that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Company to indemnify the claimant for the amount claimed.

     The Company carries directors’ and officers’ liability insurance.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description of Exhibit
4	Wellman, Inc. Restricted Stock Plan
5	Opinion of Edwards & Angell, LLP, counsel to Registrant
23.1	Consent of Ernst & Young, LLP (independent auditors)
23.2	Consent of KPMG Chartered Accountants, Dublin, Ireland
23.3	Consent of Edwards & Angell, LLP (included in Exhibit 5)
24	Power of Attorney (included on signature pages to this Registration Statement)

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWERS OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized in the city of Shrewsbury, state of New Jersey on June 30, 2004.

WELLMAN, INC.

By	/s/ Thomas M. Duff

Thomas M. Duff
President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas M. Duff and Keith R. Phillips, or either of them acting alone, his true and lawful attorney-in-fact and agent with full power of substitution and revocation, for him and in his name, place and stead, in any and all capabilities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Thomas M. Duff Thomas M. Duff	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2004

/s/ Keith R. Phillips Keith R. Phillips	Vice President and Chief Financial Officer (Principal Financial Officer)	June 30, 2004

/s/ Mark J. Ruday Mark J. Ruday	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	June 30, 2004

/s/ James B. Baker James B. Baker	Director	June 30, 2004

/s/ David A. Barr David A. Barr	Director	June 30, 2004

Signatures	Title	Date

/s/ Oliver M. Goldstein Oliver M. Goldstein	Director	June 30, 2004

/s/ Richard F. Heitmiller Richard F. Heitmiller	Director	June 30, 2004

/s/ Gerard J. Kerins Gerard J. Kerins	Director	June 30, 2004

/s/ David J. McKittrick David J. McKittrick	Director	June 30, 2004

/s/ James E. Rogers James E. Rogers	Director	June 30, 2004

/s/ Roger A. Vandenberg Roger A. Vandenberg	Director	June 30, 2004

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit
4	Wellman, Inc. Restricted Stock Plan

5	Opinion of Edwards & Angell, LLP, counsel to Registrant

23.1	Consent of Ernst & Young LLP (independent auditors)

23.2	Consent of KPMG Chartered Accountants, Dublin, Ireland

23.3	Consent of Edwards & Angell, LLP (included in Exhibit 5)

24	Power of Attorney (included on signature pages to this Registration Statement)